Exhibit 99.1

NEWS RELEASE	CONTACT
FOR IMMEDIATE RELEASE	Tina Maroutian
(800) 978-8136
tmaroutian@summithealthcarereit.com

Summit Healthcare REIT, Inc. Declares Shareholder Distribution of $0.045 Per Share

Laguna Hills, Calif., (April 16, 2025) – Summit Healthcare REIT, Inc. (“Summit”) announced today that its Board of Directors has declared a cash dividend of $0.045 per common share, payable to shareholders of record as of April 17, 2025. The company intends to pay the dividend on April 30, 2025.

This marks the company’s first distribution in several years, reflecting renewed momentum, strengthened financial performance, and a forward-looking strategy designed to support ongoing shareholder value creation. The company anticipates continuing to make semi-annual distributions moving forward.

“We’re proud to resume distributions to our shareholders, which speaks to the financial stability we’ve achieved over the last couple years,” said Elizabeth Pagliarini, Chief Executive Officer of Summit. “We remain focused on maintaining a strong foundation while actively pursuing new opportunities that align with our strategic vision.”

As part of its strategic growth plan, Summit is currently evaluating alternative opportunities in the seniors housing and care sector. These initiatives are expected to not only support the company’s distribution program but also be accretive to long-term shareholder value.

“Our focus on seniors housing and care reflects both market opportunity and our commitment to investing in a sector with demographic tailwinds and resilient demand,” added Ms. Pagliarini. “We believe these investments will contribute meaningfully to both income generation and shareholder value over time.”

About Summit Healthcare REIT, Inc.

Summit is a publicly registered non-traded REIT that is currently focused on investing in senior housing real estate located throughout the United States. The current portfolio includes interests in 24 senior housing facilities in 10 states. Please visit our website at: http://www.summithealthcarereit.com.

For more information, please contact Tina Maroutian at (800) 978-8136.

This material does not constitute an offer to sell or a solicitation of an offer to buy any securities of Summit Healthcare REIT, Inc.

This release contains forward-looking statements relating to the business and financial outlook of Summit Healthcare REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. In particular, the declaration and payment of dividends remain subject to the discretion of Summit’s Board of Directors, and there is no guarantee as to if or when Summit’s Board of Directors will declare additional dividends, the amount of future dividends, if any, or the timing thereof. A number of important factors could cause actual results to differ materially from any forward-looking statements contained in this release. Such factors include changes in the senior housing real estate market, economic uncertainty and associated trends in macroeconomic conditions, shifts in the regulatory environment affecting the senior housing and care industry and impacts of pandemics, epidemics, or other public health emergencies, as well as other factors described in the Risk Factors sections of the Company’s annual report on Form 10-K for the year ended December 31, 2024. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.